Exhibit 19.1

THE GEO GROUP, INC.

INSIDER TRADING POLICY

(Effective February 25, 2025)

I.
POLICY

If a director, officer or any employee of The GEO Group, Inc. and its subsidiaries (collectively “GEO” or the “Company”) or any agent or advisor of the Company has material, nonpublic information relating to the Company, it is the Company’s policy (the “Policy”) that neither that person nor any Related Person (as defined below) may buy or sell the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, information. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers, suppliers or an economically-linked company, such as a competitor, obtained in the course of employment by or association with GEO.

This Policy supersedes any previous policy of the Company concerning stock trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to directors and members of executive management. See Section IV.

This Policy is applicable to all directors, officers and employees of GEO and any other individuals or entities, including consultants and independent contractors, that GEO's General Counsel may designate as Insiders because they have access to material nonpublic information concerning the Company. The Policy applies to our employees located in and outside the United States alike.

Questions regarding this Policy should be directed to GEO’s General Counsel.

II.
DEFINITIONS

A. Who is an “Insider?”

Any person who possesses material, nonpublic information is considered an “Insider” as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of Insider is transaction specific; that is, an individual is an Insider with respect to each material, nonpublic item of which he or she is aware.

B. What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, where the fact is likely to have a significant effect on the market price of the security, or where release of the information could produce a qualitative change to the total mix of information disclosed to the public by the Company. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security – debt or equity. Material information is not limited to historical facts but may also include projections and forecasts.

Some examples of material information include:

·
Unpublished financial or operating results, whether for completed periods or relating to expectations for future periods;
·
Changes to projections or earnings guidance;
·
Significant changes in corporate objectives, including offering new services or discontinuing certain services;
·
Significant changes in the Company's prospects;
·
A material impairment or change in the value of the Company’s assets;
·
The award or loss of a significant customer contract;
·
A pending or proposed company transaction, such as a merger, acquisition or sale of assets, a business or securities of another company;
·
A pending or proposed public offering or private placement of Company Securities or other financing for the Company outside of the ordinary course of business;
·
A pending or proposed repurchase or redemption of Company Securities;
·
Changes in dividend policies;
·
Changes in senior management;
·
Significant regulatory approvals or challenges;
·
Pending or threatened litigation of potential significance to the Company, settlement or other resolution of ongoing litigation or government agency investigation;
·
Cybersecurity risks and incidents, including vulnerabilities and breaches;
·
The need to restate financial statements;

·
Changes in debt ratings; and
·
Financial liquidity problems.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. If you are unsure whether information is material, you should treat it as such and consult with GEO’s General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

C. What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through disclosure in the Company’s periodic reports filed with the SEC, news wire releases, publication in widely available newspapers or news websites, widely available broadcasts on television and radio and publication on the Company’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time may need to elapse in order for the market to react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Company Securities until Wednesday of the following week. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released. Additional black-out periods may be implemented with regard to certain employees or groups from time to time who are in possession of material nonpublic information regarding potentially significant matters.

D. Who is a “Related Person?”

For purposes of this Policy, a “Related Person” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section III. Guidelines D. below for a discussion on the prohibition on “tipping.”

III.
Guidelines
A.
Non-disclosure of Material Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B.
Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts and enrollment, changes in the rate of participation or the termination of participation under the Employee Stock Purchase Plan) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Loans, pledges, gifts, charitable donations and other contributions of Company Securities are also subject to this Policy.

C.
Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult GEO’s General Counsel or someone that he or she has delegated responsibility for advising of the Policy.

D.
“Tipping” Information to Others

Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to Related Persons. Further, Insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for Insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the Insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for Insider trading is no different from that of an Insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.
Anti-Hedging, Anti-Pledging and Anti-Short Selling Restrictions

Directors, officers and employees, and their Related Persons, may not enter into hedging transactions to hedge against losses on the Company’s Securities, including but not limited to collars, forward sale contracts, trading in options, puts, calls or other derivative instruments related to the Company Securities. Directors, officers and employees, and their Related Persons, shall not engage in the short sale of the Company’s Securities. A short sale is a sale of securities not owned by the seller or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller. Short sales of the Company’s Securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, directors, officers and employees and their Related Persons may not hold Company Securities in margin accounts or pledge Company Securities as collateral for a loan unless a waiver from this restriction is granted by the CEO or the Chair of the Compensation Committee. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its security holders.

F.
Trading in Other Securities

No director, officer or employee may transact or recommend that another person transact in the securities of another company, including the Company’s customers, suppliers, or an economically-linked company, such as a competitor, if the person learns of material, nonpublic information about the other company in the course of his/her employment with GEO as the authorities may view that as “shadow trading” of the material nonpublic information and therefore may hold such director, officer or employee liable for insider trading based on that action. No director, officer or employee who knows of any such material, non-public information may communicate that information to, or tip, any person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

G.
Trading on a Short-Term Basis.

Any Company Securities purchased on the open market by a Section 16 reporting person or member of such individual’s immediate family or household must be held for a minimum of six (6) months. Note that the SEC’s short-swing profit rules already penalize Section 16 reporting persons who sell any Company Securities within six (6) months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material, non-public information.

H.
Permitted Transactions.

This Policy does not:

•
apply to purchases made on behalf of a participant by the Company under the Employee Stock Purchase Plan;
•
apply to purchases made in the Company’s stock fund in the Company’s 401(k) plan as part of a systematic investment plan that has not been altered; or
•
apply to trades made under a 10b5-1 plan in accordance with the requirements set forth in Section V.
IV.
Additional Restrictions and Requirements for Directors and “Officers”
A.
Trading Window

In addition to being subject to all of the other limitations in this Policy, directors, members of the Company’s “Executive Leadership Team”, members of the Disclosure Committee and members of the Company’s financial reporting function as designated by the Company’s Chief Financial Officer may only buy or sell Company Securities in the public market or otherwise acquire or dispose of Company Securities during the period beginning two full trading days after the release of the Company’s quarterly earnings and ending the 14th day of the last month in the fiscal quarter. The securities laws allow for specific safe harbors from Insider trading liability, such as a written trading plan pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the potential availability of which may also be discussed when obtaining prior clearance from the General Counsel. Outside of the Company’s trading window, directors and members of the Company’s Executive Leadership Team are generally permitted to exercise stock options and to surrender shares subject to an option or restricted stock award to the Company to satisfy the exercise price or tax withholding obligation, if permitted under the equity incentive plan pursuant to which the options or restricted stock award were issued, but are not permitted to sell stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or tax withholding obligation of an option or restricted stock award.

From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or contract developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Insiders and Related Persons are prohibited from trading in the Company Securities. If the Company imposes a special blackout period, it will notify the affected individuals.

B.
Pre-Clearance

Directors and Officers of the Company who are subject to Section 16 of the Exchange Act must obtain prior clearance from the General Counsel, or his designee, before he, she or a Related Person makes any purchases or sales of Company Securities, including any exercise of stock options, and any other acquisitions or dispositions of Company Securities, including gifts and transfers to/from a trust or entity. Prior clearance is required for all purchases or sales, including transfers between the Company’s common stock fund and other investment options in the Company’s 401(k) plans. Each proposed transaction will be evaluated to determine if it raises Insider trading concerns or other concerns under the federal or state securities laws and regulations. In addition, the adoption, modification or termination of a 10b5-1 plan is subject to the pre-clearance procedures described herein. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

C.
Restrictions on Trading by Senior Executives

The following Policy applies to all “Senior Executives” of The GEO Group, Inc. Senior Executives are defined as such executives classified at the level of Senior Vice President or above and the Chief Compliance Officer.

Senior Executives shall have the right to exercise and sell up to twenty (20) percent of their total issued stock options in a calendar year subject to prior written approval by the Chief Executive Officer (“CEO”) of the Company and the Chair of the Compensation Committee of the Board of Directors. All options exercised and sold, as well as options exercised, held, and subsequently sold during the year, shall count against the twenty (20) percent annual limitation on the sale of stock options. Stock option exercises and sales by the CEO shall be approved by the Chair of the Compensation Committee. All stock option exercises and sales by Senior Executives so authorized shall occur within the calendar year and shall not carry over to the following year to become cumulative and exceed the twenty (20) percent cap, except under special circumstances approved in writing by the CEO and the Chair of the Compensation Committee.

The surrender of shares underlying stock options to the Company or the sale of shares underlying stock options for the sole purpose of covering the exercise price of the options or the federal income taxes due with respect to the exercise of options shall not be subject to the twenty (20) percent cap and may be sold without the prior written approval of the CEO and the Chair of the Compensation Committee.

Senior Executives shall have the right to sell shares of restricted stock upon vesting in an amount up to twenty (20) percent of the shares of restricted stock held by them in a calendar year subject to prior written approval by the CEO and the Chair of the Compensation Committee of the Board

of Directors. Sales of vested shares of restricted stock by the CEO shall be approved by the Chair of the Compensation Committee. All sales of vested shares of restricted stock by Senior Executives so authorized shall occur within the calendar year and shall not carry over to the following year to become cumulative and exceed the twenty (20) percent cap, except under special circumstances approved in writing by the CEO and the Chair of the Compensation Committee.

The surrender of shares of vested restricted stock to the Company or the sale of shares of vested restricted stock for the sole purpose of covering the federal income taxes due with respect to the vesting of shares of restricted stock shall not be subject to the twenty (20) percent cap and may be sold without the prior written approval of the CEO and the Chair of the Compensation Committee.

Stock sales by Senior Executives and members of the Company’s Board of Directors may be done pursuant to an authorized 10b5-1 trading plan and must comply with this restriction and the requirements of Section V below.

D.
Stock Ownership Guidelines

In addition to adhering to the prohibitions and limitations in this Policy, the Company’s Senior Executives and members of the Board of Directors are required to maintain equity holdings in GEO equivalent in value to a certain multiple of their annual base salary or director retainer as set forth in Exhibit A.

V.
10b5-1 Plans

Rule 10b5-1 provides a defense from Insider trading liability under SEC Rule 10b-5. To be eligible to rely on this defense, a person must enter into a “10b5-1 plan” for trading in the Company’s securities. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain Insider trading restrictions, including pre-clearance from the General Counsel.

In general, a 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material, nonpublic information and within an open trading window as described in Section IV above. Once the plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The adoption, modification or termination of a 10b5-1 plan is subject to the pre-clearance procedures described above in Section IV.B. above. Directors, officers or employees may enter into a 10b5-1 plan only if the plan meets the requirements of Rule 10b5-1 and the plan is approved by the General Counsel. In addition, any contemplated 10b5-1 plan for any Senior Executive or member of the Board of Directors must be approved in writing by the CEO and the Chair of the Compensation Committee (only the Chair of the Compensation Committee, in the case of the CEO). Any contemplated 10b5-1 plan must be submitted for approval at least five (5) business days prior to the entry into the plan. All Rule 10b5-1 plans must have a “cooling off period,” the length of which will depend on the status of the person subject to this Policy. For directors and executive officers, the applicable “cooling off period” is the later of (1) 90 days after the adoption and (2) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other employees, the applicable “cooling off period” is at least 30 days from the time of the trading plan is executed to the time of the first trade pursuant to the plan. A modification or change to the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a 10b5-1 plan is deemed a termination of such trading plan and the adoption of a new trading plan under SEC rules, and will trigger a new cooling-off period. An individual may not adopt more than one trading plan unless permitted under Rule 10b5-1.

VI. Potential Criminal and Civil Liability and/or Disciplinary Action

The Exchange Act and specifically Rule 10b-5 of the Exchange Act, makes it unlawful for a person to make false statements or omit to state material facts in connection with the purchase or sale of any security. Both the SEC and the New York Stock Exchange investigate and are very effective at detecting Insider trading. The SEC, together with U.S. Attorneys, pursue Insider trading violations vigorously. Cases involving only a small number of shares have been successfully prosecuted against trading by employees through foreign accounts, and trading by family members and friends.

Individuals found liable for Insider trading face civil penalties of up to three times the profits gained or loss avoided, a criminal fine of up to $5 million and up to twenty years in jail. In addition to the potential civil and criminal liabilities set forth above, in certain circumstances the Company may be able to recover all profits made by an Insider who traded illegally, plus collect other damages. The Company (and its executive officers and directors) could itself face penalties of the greater of the civil monetary penalty applicable under Section 21A of the Exchange Act (which is subject to adjustment by the SEC for inflation) or three times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent Insider trading. Additionally, supervisory personnel, if they fail to take appropriate steps to prevent illegal Insider trading, could be subject to a civil monetary penalty applicable under Section 21A of the Exchange Act (which is subject to adjustment by the SEC for inflation) or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation.

Without regard to the civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may subject the individual to disciplinary action by the Company, including dismissal for cause.

EXHIBIT A

SECURITIES TRADES BY COMPANY PERSONNEL
SHARE OWNERSHIP GUIDELINES

Independent Directors 3x annual cash retainer

CEO 6x base salary

Senior Vice Presidents 3x base salary

All Senior Executives and directors must satisfy the stock ownership guidelines five years from their appointment as a director or a Senior Executive.

The awards which count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested.